UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 28, 2007

Graco Inc.
(Exact name of registrant as specified in its charter)

Minnesota	001-9249	41-0285640
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

88-11th Avenue Northeast Minneapolis, Minnesota	55413
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (612) 623-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule-425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)	At its meeting on September 28, 2007, the Board of Directors of Graco Inc. (the “Company”), pursuant to a recommendation made by its Management Organization and Compensation Committee (“Committee”), appointed Caroline M. Chambers principal accounting officer of the Company, effective that date. She will serve in that capacity for disclosure purposes under the federal securities laws. With such appointment, Ms. Chambers is deemed to be an executive officer of the Company within the meaning of the federal securities laws and an “officer” of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934.

Ms. Chambers has served as the Company’s Vice President and Controller since December 8, 2006. Prior to her election as Vice President and Controller, she was the Corporate Controller. She served as the Director of Information Systems from June 2003 to her appointment as Controller in September 2005; as Internal Audit Manager from 2000 to 2004; and Controller of the Company’s European operations from 1994 to 2000. Ms. Chambers joined the Company in 1992 as a management accountant. Ms. Chambers does not have an employment agreement with the Company. In the event of Board action on the recommended appointment, the Committee authorized the President and Chief Executive Officer to execute a Key Employee Agreement with Ms. Chambers on behalf of the Company, effective as of September 27, 2007, in substantially the same form as previously executed with each of the Company’s other executive officers. As previously disclosed in the Company’s proxy statement, it is the Company’s practice to pay base salary to executive officers whose employment is involuntarily terminated until the earlier of twelve months from the date of termination or the date the officer obtains other employment.

None of the Company’s current directors or executive officers has a family relationship with Ms. Chambers. There have been no related party transactions as defined in Item 404(a) of Regulation S-K between Ms. Chambers and the Company since the beginning of the Company’s last fiscal year and none are currently proposed.

Signature

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRACO INC.
Date:	October 4, 2007	By:	/s/Karen P. Gallivan
Karen P. Gallivan
		Its:	Vice President, General Counsel and Secretary